UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material under Rule 14a-12

CORELOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

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On July 23, 2020, CoreLogic, Inc. hosted a conference call to discuss its operating and financial results for the three months ended June 30, 2020. The following excerpt from the transcript for the conference call contains statements that may be deemed proxy soliciting materials:

Frank Martell

Thanks, Jim. I want to close out our prepared remarks today with some comments on our laser focus on and unyielding commitment to shareholder value creation. With regard to the recent proposal received from the publicly-traded Cannae Holdings and hedge fund Senator, I’d like to confirm that it came out of the blue. We learned about it for the first time from their press release on June the 26th. Prior to going public at no time did Senator or Cannae attempt to discuss their interest or intentions with regard to CoreLogic with management or the board. This hostile bid appears to be a hasty response to CoreLogic’s very positively received post-market June 25th increase in our second-quarter guidance.

After announcing their unsolicited $65-per-share proposal, Senator purchased over 2 million CoreLogic shares at prices as high as $68.27 per share, to increase its ownership position to support its threat to call a special meeting of our shareholders to force the company board to accept $65 per share.

After a thorough review of the proposal and the value-creation opportunities inherent in CoreLogic’s strategic plan, including multi-year internal business and financial projections which were made public with the board’s response, CoreLogic’s board unanimously rejected $65 based on its determination that the proposal significantly undervalues the company. Last week, members of senior management and our board plus our advisors engaged with principals of Senator and Cannae and their advisors to discuss value, financing and other matters bearing directly on their ability to consummate a purchase.

Senator and Cannae declined to increase their proposal which had been made based on our previous financial guidance, despite having access to our increased 2020 guidance and multi-year projections which we have provided transparently to the public markets. We believe that our publicly-announced 2020, 2021 and 2022 financial forecast and operational plans are very achievable and are supported by demonstrable facts and visible trends. Our track record on delivering on our forecasts and commitments speaks for itself. Going forward, our profit margins and shareholder returns will be materially enhanced by the divestiture of our lower-margin reseller businesses as well as our one-billion-dollar share repurchase program and 50% higher dividend.

We will provide pro forma estimates of the impacts of exiting our reseller businesses and the share repurchase program on our public forecast separately. We plan to continue to provide significant transparency into our business so that all shareholders can fully appreciate CoreLogic’s substantial current and potential value creation. Cannae Management through their controlled and/or affiliated companies in the housing-finance space know well the rapidly improving dynamics underlying the residential property housing market and its bright prospects for the foreseeable future. The robustness of the housing market is widely and regularly reported in the media.

To be crystal-clear, however, our board remains open to all paths to create value and would consider an offer that appropriately values the company and provides for certainty of closing. CoreLogic’s board and management team have a long and well-documented history of generating shareholder value. Over the past ten years, we’ve delivered transparency, shareholder value capital return programs and have consistently met our financial and operational commitments. From our initial public listing in 2010 and prior to the Cannae Senator bid on the 26th of June our stock price had risen well over threefold in value, and we had returned more than $1.5 billion in capital via share repurchases and dividends.

As I discussed earlier, over the past decade the company has successfully transformed itself into an integrated data-driven strategic partner for virtually every lender and thousands of other participants that collectively comprise the housing-finance and insurance landscape. We have consistently outperformed our financial targets through all mortgage cycles as well as during the current COVID-19 pandemic. Our transformed business, market-leadership position, and reduced cyclicality, as well as comparable revenue growth, margin profile and cash flow generation, are coming in line with our information services peer group. We believe this should merit multiple expansions at peer group levels over the forecast period. We appreciate the ongoing dialogue and input that we’ve received from our shareholders and look forward to continued engagement.

I’m going to now turn the call over to the operator for Q&A. Please keep your questions focused on our earnings and business prospects. We’ve said all that we can say about the Senator Cannae proposal. Operator, please open the line for questions.

Safe Harbor/Forward-Looking Statements

Certain statements made in these materials are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to CoreLogic, Inc.’s (“CoreLogic”, the “Company” or “us”) expected financial results; overall mortgage market volumes; market opportunities; shareholder value creation; statements regarding our strategic plans or growth strategy; and the near and long-term consequences of the unsolicited proposal we received from Cannae Holdings, Inc. (“Cannae”) and Senator Investment Group, LP (“Senator”) on June 26, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC. These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; any impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; systems interruptions that may impair the delivery of our products and services; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; impairments in our goodwill or other intangible assets; and our ability to generate sufficient cash to service our debt. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Important Additional Information and Where to Find It

In the event that Senator and Cannae file a consent solicitation statement or a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a solicitation to, among other things, possibly remove directors in furtherance of the Unsolicited Proposal (the “Solicitation”), the Company plans to file a proxy statement or a consent revocation statement, as applicable (each, a “Solicitation Statement”), with the SEC, together with a WHITE proxy card or consent revocation card, as applicable. SHAREHOLDERS ARE URGED TO READ THE APPLICABLE SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Solicitation Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card or consent revocation card, as applicable) when filed by the Company with the SEC in connection with the Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (https://investor.corelogic.com), or by contacting Innisfree M&A Incorporated by phone toll-free at (877) 750-9498 (from the U.S. and Canada) or +1 (412) 232-3651 (from other locations), or by mail at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Solicitation. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the applicable Solicitation Statement and other materials to be filed with the SEC in connection with the Solicitation. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2020 annual meeting of shareholders (the “2020 Proxy Statement”), filed with the SEC on March 19, 2020. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2020 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

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